Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2016 Results

Earnings growth, $152 million in debt reduction and capital structure enhancement in the quarter - positioned for enhanced focus on growth, share gains and margin expansion as debt repayment continues

February 28, 2017 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) today reported its results for the fourth quarter and fiscal year ended December 31, 2016.

The Company acquired ProBuild Holdings LLC (“ProBuild”) on July 31, 2015 (“Closing Date”). ProBuild’s financial results are included in the consolidated Company’s financial statements from the Closing Date forward and are not reflected in the consolidated Company’s historical financial statements. Accordingly, ProBuild’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the Closing Date.

The Company has provided supplemental non-GAAP financial information of the consolidated company that is adjusted to include ProBuild’s financial results for the relevant periods prior to the Closing Date. These pro forma results (“Pro Forma”) were prepared assuming the ProBuild acquisition closed January 1, 2015. The Company has further adjusted results to exclude one-time integration, facility closure, and other one-time refinancing and other costs (“Adjusted”). The information included below includes non-GAAP financial information. Please refer to the accompanying financial schedules for more information, including non-GAAP reconciliations to their GAAP equivalents.

Fourth Quarter 2016 Compared to Fourth Quarter 2015:

Net Sales

•	Net sales for the quarter ended December 31, 2016 were $1.55 billion, a 6.3 percent increase over net sales of $1.46 billion for the fourth quarter of 2015, despite losing 2 sales days compared to the fourth quarter of 2015.

•	Sales per day grew 10.1 percent in the quarter over the fourth quarter of 2015, and was benefited by approximately 4.4 percent as a result of the impact of commodity price inflation on our sales. Sales per day, excluding closed locations, grew approximately 13.2 percent in the new residential homebuilding end market and approximately 3.7 percent in the repair and remodel end market.

Gross Margin

•

Gross margin of $391.6 million in the fourth quarter of 2016 increased by $9.3 million as compared to gross margin for the fourth quarter of 2015. Gross margin percentage was 25.3 percent, down 100 basis points from 26.3 percent in the fourth quarter of 2015. The decrease on a year over year basis was largely due to a combination of commodity price deflation benefits in 2015 versus commodity price inflation in 2016. Although commodity price inflation generally benefits the Company’s operating results in the long term, it can cause short term gross margin

Builders FirstSource Reports Fourth Quarter 2016 Results (continued)

percentage compression when prices are rising and margin percentage expansion when prices are falling. This is due to the short term pricing commitments we provide customers versus the volatility of the commodity markets. On a sequential basis, gross profit margins expanded by 30 bps from 25.0 percent in the third quarter of 2016 to 25.3 percent in the fourth quarter.

Net Income

•	GAAP Interest expense in the quarter of $44.4 million includes $9.7 million of premium paid and non-cash deferred loan cost associated with the repurchase of $50 million principal amount of our 2023 unsecured notes with a 10.75% coupon. Absent these expenses, Adjusted interest expense was $34.7 million in the fourth quarter of 2016, an $8.4 million reduction compared to interest expense for the fourth quarter of 2015.

•	The Company recorded $0.1 million in income tax expense in the three months ended December 31, 2016. The Company released $3.1 million of valuation allowance against its deferred income tax assets in the quarter, largely offsetting $3.2 million of tax expenses.

•	In the fourth quarter of 2016, GAAP net income was $6.4 million, or $0.06 per diluted share, compared to a net loss of $10.6 million, or ($0.10) per diluted share, in the fourth quarter of 2015.

•	Adjusted net income was $18.3 million, or $0.16 per diluted share, compared to Adjusted net loss of $0.3 million, or ($0.00) per diluted share, in the fourth quarter of 2015. This improvement was largely a result of the operating synergies realized, revenue growth, and interest savings as a result of refinancings and debt reduction.

EBITDA

•	Despite the loss of 2 sales days on a year over year basis, which negatively impacted year-over-year revenue comparisons by approximately $46 million, Adjusted EBITDA grew $8.5 million to $84.8 million, or 5.5 percent of sales, compared to $76.3 million, or 5.2 percent of sales, for the Adjusted fourth quarter of 2015. The year over year improvement was driven largely by cost savings initiatives and revenue growth, offset by commodity driven gross profit margin compression and a reduction in two sales days.

Fiscal 2016 Financial Information Compared to Fiscal 2015:

Net Sales

•	Net sales for the fiscal year ended December 31, 2016 were $6.4 billion, a 79 percent increase over net sales of $3.6 billion for 2015, largely due to the acquisition of ProBuild.

•	Net sales increased 5.5 percent compared to Pro Forma sales for 2015, excluding the impact of closed locations. Total sales volume grew 5.3 percent over Pro Forma 2015, and was benefited by 0.2 percent as a result of the impact of commodity price inflation on our sales.

Gross Margin

•	Gross margin in 2016 increased $695.3 million to $1,596.7 million versus 2015. This increase is largely attributable to the ProBuild acquisition.

•	Gross margin percentage was 25.1 percent, down 40 basis points from 25.5 percent for Pro Forma 2015. The decrease on a year over year basis was largely due to a combination of commodity price deflation benefits in 2015 versus commodity price inflation in 2016.

Builders FirstSource Reports Fourth Quarter 2016 Results (continued)

Net Income

•	GAAP Interest expense was $214.7 million in 2016, an increase of $105.5 million over 2015, which includes $57.0 million of one-time costs associated with the refinancing of our long term debt. The remaining increase is due to the ProBuild acquisition financing. Adjusted interest expense was $157.7 million in 2016, a $23.2 million reduction compared to Pro Forma Adjusted interest expense for 2015, attributable to debt repayments and a series of transactions that have reduced the Company’s interest expense.

•	The Company recorded $122.7 million of income tax benefit in the year ended December 31, 2016. This benefit can be largely attributed to the release of our valuation allowance of $131.7 million against our deferred income tax assets.

•	Net income in 2016 was $144.3 million, or $1.27 per diluted share, compared to net loss of $22.8 million, or ($0.22) per diluted share, in 2015. Fiscal 2016 net income includes one-time financing cost of $57.0 million, and a reduction to the valuation allowance against the Company’s deferred tax asset of $131.7 million. Additionally, one-time costs to achieve our synergy savings are estimated to be $90-$100 million, of which we incurred approximately $28 million and $43 million in 2016 and 2015, respectively. The remainder of these costs are expected to be incurred in 2017.

•	Adjusted net income for fiscal 2016 was $94.0 million versus Pro Forma Adjusted net loss of $3.0 million in 2015. This $97.0 million improvement, or $0.86 per share, was driven largely by our cost savings initiatives and Adjusted interest savings.

EBITDA

•	2016 Adjusted EBITDA was $381.6 million, or 6.0 percent of sales, compared to $313.3 million, or 5.2 percent of sales, for Pro Forma Adjusted 2015, driven largely by incremental cost savings initiatives, and sales growth, offset by commodity driven gross profit margin compression.

2016 Capital Structure, Leverage, and Liquidity Information:

•	Adjusted EBITDA was $381.6 million and net debt was $1,816.7 million as of December 31, 2016. This implies a multiple of 4.8x net debt / Adjusted EBITDA, down from 6.2x as of December 31, 2015.

•	Net debt was reduced by $152.4 million in the fourth quarter of 2016.

•	Liquidity at December 31, 2016 was $681.6 million, which consisted of net borrowing availability under the revolving credit facility and cash on hand.

•	The company exceeded its cash flow guidance for the year, generating cash from operations and investing of $119.9 million. This enabled the Company to reduce net debt outstanding by $115.9 million in 2016.

•	We will not pay federal taxes in 2016 due to our net operating loss carryforward position. We paid approximately $2.9 million in state and other taxes in 2016.

•

In 2016, the Company entered into multiple transactions to lower our go forward cash interest expense and to extend our maturity profile. These transactions have reduced our go forward annual cash interest expense by approximately $34 million since December 31, 2015 and extended our weighted average long term debt maturity to over 7 years, excluding lease finance

Builders FirstSource Reports Fourth Quarter 2016 Results (continued)

obligations. Additionally, in February 2017, the Company amended and extended its term loan credit facility to 2024 with an interest reduction of 0.75%, or approximately $3 million annually. The Company expects to realize these cash savings in 2017.

•	The terms of our debt allow the Company to repay our most expensive debt first, which should benefit go forward free cash flow.

Please refer to the accompanying financial schedules for more information, including a Pro Forma view of cash interest and debt levels.

Commenting on the fiscal 2016 results, Builders FirstSource CEO Floyd Sherman remarked, “We grew sales by 5.5 percent, excluding closed locations, in the year, including 7.5 percent sales volume growth in the new residential construction end market. Our focus and investments we have made in manufacturing capacity are driving returns, with sales of our manufactured products growing 10.2 percent over 2015, and reaching an 18 percent product mix in the fourth quarter. We have created significant value through our synergy cost savings initiatives, with the current run rate synergy savings already reaching $100 million, within our guidance range at the acquisition close. Although we have more to capture from our integration efforts and opportunities to drive ongoing efficiencies, we have now implemented all actions necessary to capture $100 million of the cost savings associated with the ProBuild Acquisition. I attribute the success of this integration to our hard working associates across the organization. With the integration efforts largely behind us, we are increasing focus and resources toward profitable market share expansion and value-added products growth across our national network.”

Peter Jackson, Builders FirstSource CFO, commented, “We exceeded our cash flow guidance for the year, generating $119.9 million in cash from operations and investing and reducing our leverage ratio to 4.8x net debt/Adjusted EBITDA. I am very pleased with the progress we are making on de-leveraging. Cash flow generation will continue to be a priority for 2017, enabling debt reduction and funding organic growth opportunities to profitably expand our share of wallet.”

Outlook

Concluding, Mr. Sherman added, “I am confident in the outlook for our business. We are focused on growing our business in 2017, with an emphasis on revenue expansion, gaining market share and continuing to expand our operating margins. We believe we have the team, the scale and national footprint, the liquidity, and the expansive product offerings provided by our national manufacturing capabilities to create shareholder value that is among the best in our industry.”

Conference Call

Builders FirstSource will host a conference call Wednesday, March 1, 2017 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-587-0613 (U.S. and Canada) and 719-325-2491 (international), Conference ID: 1370957. A replay of the call will be available at 2:00 p.m. Central Time through March 15th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1370957. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

Builders FirstSource Reports Fourth Quarter 2016 Results (continued)

About Builders FirstSource

2016 Sales: $6.4 Billion    |    Associates: 14 Thousand    |    Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2016	2015
	(In thousands, except per share amounts)
Sales	$6,367,284	$3,564,425
Cost of sales	4,770,536	2,662,967

Gross margin	1,596,748	901,458
Selling, general and administrative expenses	1,360,412	810,703

Income from operations	236,336	90,755
Interest expense, net	214,667	109,199

Income (loss) before income taxes	21,669	(18,444)
Income tax expense (benefit)	(122,672)	4,387

Net income (loss)	$144,341	$(22,831)

Comprehensive income (loss)	$144,341	$(22,831)

Net income (loss) per share:
Basic	$1.30	$(0.22)

Diluted	$1.27	$(0.22)

Weighted average common shares outstanding:
Basic	110,754	103,190

Diluted	113,585	103,190

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$14,449	$65,063
Accounts receivable, less allowances of $11,571 and $8,049 at December 31, 2016 and 2015, respectively	569,208	528,544
Other receivables	55,781	57,778
Inventories, net	541,771	513,045
Other current assets	34,772	29,899

Total current assets	1,215,981	1,194,329
Property, plant and equipment, net	656,101	734,329
Assets held for sale	4,361	5,585
Goodwill	740,411	739,625
Intangible assets, net	159,373	189,604
Deferred income taxes	115,320	2,035
Other assets, net	18,340	16,531

Total assets	$2,909,887	$2,882,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$35,606	$46,833
Accounts payable	409,759	365,347
Accrued liabilities	293,115	293,905
Current maturities of long-term debt and lease obligations	16,217	29,153

Total current liabilities	754,697	735,238
Long-term debt and lease obligations, net of current maturities, debt discount, and debt issuance costs	1,785,835	1,922,518
Deferred income taxes	—	11,502
Other long-term liabilities	59,735	63,585

Total liabilities	2,600,267	2,732,843
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 111,564 and 109,726 shares issued and outstanding at December 31, 2016 and 2015, respectively	1,115	1,097
Additional paid-in capital	527,868	511,802
Accumulated deficit	(219,363)	(363,704)

Total stockholders’ equity	309,620	149,195

Total liabilities and stockholders’ equity	$2,909,887	$2,882,038

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$144,341	$(22,831)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	109,793	58,280
Asset impairments	4,616	2,114
Amortization of deferred loan costs	6,863	18,630
Amortization of debt discount	639	299
Loss on extinguishment of debt	55,776	—
Payment of original issue discount	(1,259)	—
Accretion of lease finance obligations	813	—
Fair value adjustment of stock warrants	—	4,563
Deferred income taxes	(124,787)	3,287
Bad debt expense	1,390	2,285
Stock compensation expense	10,549	6,848
Net gain on sales of assets	(4,952)	(801)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(45,942)	74,089
Inventories	(33,965)	46,854
Other current assets	(4,873)	(6,320)
Other assets and liabilities	(1,641)	5,314
Accounts payable and checks outstanding	36,585	(45,286)
Accrued liabilities	4,281	29,709

Net cash provided by operating activities	158,227	177,034

Cash flows from investing activities:
Purchases of property, plant and equipment	(42,662)	(43,811)
Proceeds from sale of property, plant and equipment	8,305	4,275
Cash used for acquisitions, net	(3,970)	(1,468,511)

Net cash used in investing activities	(38,327)	(1,508,047)

Cash flows from financing activities:
Borrowings under revolving credit facility	907,000	320,000
Payments under revolving credit facility	(967,000)	(290,000)
Proceeds from issuance of notes	750,000	700,000
Proceeds from term loan	—	594,000
Repayments of long-term debt and other loans	(807,517)	(4,213)
Payments of debt extinguishment costs	(42,869)	—
Payments of loan costs	(15,663)	(58,525)
Proceeds from public offering of common stock, net of issuance costs	—	111,309
Exercise of stock options	6,627	6,718
Repurchase of common stock	(1,092)	(986)

Net cash provided by (used in) financing activities	(170,514)	1,378,303

Net increase (decrease) in cash and cash equivalents	(50,614)	47,290
Cash and cash equivalents at beginning of period	65,063	17,773

Cash and cash equivalents at end of period	$14,449	$65,063

Supplemental disclosure of non-cash activities

For the years ended December 31, 2016 and 2015 the Company retired assets subject to lease finance obligations of $38.1 million and $1.4 million and extinguished the related lease finance obligation of $41.2 million and $1.5 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $8.1 million and $1.6 million in the years ended December 31, 2016 and 2015, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 28, 2017.

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015 (1)	2016	2015 (1)
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income (Loss)	$6.4	$(10.6)	$144.3	$(22.8)
ProBuild Net Income (Loss)	—	—	—	32.0
Pro forma interest adjustment	—	—	—	(41.8)
Acquisition depreciation and amortization adjustments	—	—	—	(25.5)
Other pro forma adjustments	—	—	—	(5.9)
Acquisition related expenses	—	0.3	—	32.8

Pro forma Net Income (Loss)	6.4	(10.3)	144.3	(31.2)
Integration related expenses	5.1	9.7	26.0	24.1
Debt issuance and refinancing cost (2)	9.7	—	56.9	—
Release of tax valuation allowance	(3.1)	—	(131.7)	—
Facility closure costs	0.2	0.3	(1.5)	4.1

Adjusted Net Income (Loss)	18.3	(0.3)	94.0	(3.0)

Weighted average diluted common shares (in millions)	114.2	109.4	113.6	108.5
Diluted adjusted net income (loss) per share:	$0.16	$(0.00)	$0.83	$(0.03)

Reconciling items:
Depreciation and amortization expense	22.9	27.6	109.8	117.3
Interest expense, net	34.7	43.0	157.8	180.9
Income tax (benefit) expense	3.2	3.3	9.0	5.9
Stock compensation expense	2.8	1.9	10.5	6.9
ProBuild long term incentive plan	—	—	—	2.0
(Gain)/loss on sale and asset impairments	2.9	0.5	(0.3)	(2.0)
Other management-identified adjustments (3)	0.0	0.3	0.8	5.3

Adjusted EBITDA	$84.8	$76.3	$381.6	$313.3

Adjusted EBITDA Margin	5.5%	5.2%	6.0%	5.2%

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10Q were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
(2)	Cost associated with refinancing long term debt.
(3)	Primarily relates to severance, one-time cost items, and losses from closed ProBuild locations.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(pro forma adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015 (1)	2016	2015 (1)
	(in millions except per share amounts)
Net sales	$1,546.9	$1,455.9	$6,367.3	$3,564.4
Sales attributable to acquisitions	—	—	—	2,502.4

Pro forma net sales	1,546.9	1,455.9	6,367.3	6,066.8
Sales adjustment for closed locations	(0.3)	(4.6)	(2.8)	(35.3)

Net sales excluding closed locations	1,546.6	1,451.3	6,364.5	6,031.5
Gross margin	391.6	382.3	1,596.7	1,548.7
Gross margin %	25.3%	26.3%	25.1%	25.5%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (2)	19.8%	21.0%	19.1%	20.4%
Adjusted EBITDA	84.8	76.3	381.6	313.3
Adjusted EBITDA margin %	5.5%	5.2%	6.0%	5.2%
Depreciation and amortization	(22.9)	(27.6)	(109.8)	(117.3)
Interest expense, net of debt issuance cost and refinancing	(34.7)	(43.0)	(157.8)	(180.9)
Income tax benefit (expense)	(3.2)	(3.3)	(9.0)	(5.9)
Other adjustments	(5.7)	(2.7)	(11.0)	(12.2)

Adjusted Net Income (Loss)	$18.3	$(0.3)	$94.0	$(3.0)

Basic adjusted net income (loss) per share:	$0.16	$(0.00)	$0.85	$(0.03)

Diluted adjusted net income (loss) per share:	$0.16	$(0.00)	$0.83	$(0.03)

Weighted average common shares (in millions)
Basic	111.5	109.4	110.8	108.5
Diluted	114.2	109.4	113.6	108.5

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 28, 2017.

(1)	Pro forma results are reflected for 2015 prior to the Acquisition Closing Date of July 31, 2015. These were prepared in accordance with Article 11 of Regulation S-X, which assumes the ProBuild acquisition closed January 1, 2015. Pro forma results reflected in our 10k were prepared in accordance with the requirements of Accounting Standards Codification section 805, which includes the results of ProBuild prior to the Closing Date, and assumes the ProBuild acquisition closed January 1, 2014, affecting non cash depreciation and amortization.
(2)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q4-16 of $340.7M less $22.9M depreciation and amortization, less $5.1M of integration expenses, less $2.8M of stock comp, less $3.2M loss from sales, impairments, and other. GAAP SG&A YTD of $1,360.4M less $109.8M depreciation and amortization, less $26.0M of integration expenses, less $10.5M of stock comp, plus $.05M gain on sales, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended December 31				Twelve months ended December 31,
	2016		2015 (1)		2016		2015 (1)
	(in millions)				(in millions)
Lumber & Lumber Sheet Goods	$516.3	33.4%	$456.7	31.5%	$2,131.3	33.5%	$1,974.2	32.7%
Manufactured Products	273.1	17.7%	238.3	16.4%	1,095.3	17.2%	994.1	16.5%
Windows, Doors & Millwork	322.9	20.9%	311.4	21.5%	1,286.1	20.2%	1,228.7	20.4%
Gypsum, Roofing & Insulation	123.4	8.0%	125.5	8.6%	520.0	8.2%	522.9	8.7%
Siding, Metal & Concrete Products	145.7	9.4%	147.9	10.2%	622.3	9.8%	618.2	10.2%
Other	165.2	10.6%	171.5	11.8%	709.6	11.1%	693.4	11.5%

Total adjusted net sales	$1,546.6	100.0%	$1,451.3	100.0%	$6,364.6	100.0%	$6,031.5	100.0%

(1)	Pro forma results include ProBuild prior to the Acquisition Closing Date of July 31, 2015 and exclude sales from closed locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended December 31, 2016
	Interest Expense	Net Debt Outstanding	Adjusted Annual Go Forward Cash Interest (1)
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.5	$750.0	$42.2
2023 Unsecured Notes at 10.75% Fixed	10.1	367.6	39.5
2024 Term Loan @ 4% (Floating LIBOR) (2)	5.7	467.7	18.7
Revolving Credit Facility @ 2% (Floating LIBOR) (2)	1.4	—	5.4
Premium paid on repurchase of $50M of the 2023 Unsecured Notes	8.5
Amortization of deferred loan costs and debt discount (3)	2.8
Lease finance obligations and capital leases	5.4	245.9	21.6
Cash		(14.4)

Total	$44.4	$1,816.8	$127.4

Leverage Ratio

(1)	Excludes issuance cost and one time items. Assumes current or pro forma borrowing rates on variable debt.
(2)	Assumes Q4 balance for the Term Loan and 2016A on the revolving credit facility for annualized projections. Includes FY benefit of February reprice of the term loan which brought the interest rate down to LIBOR +3.0% with a 100 bp floor.
(3)	Includes $1.2M of non-cash deferred loan cost and debt discount write-off associated with the extinguishment of debt on our 2023 unsecured notes.